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TABLE OF CONTENTS Prospectus Supplement

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common Stock, $0.01 par value per share	50,000,000	$15.60	$780,000,000	$90,558

(1)
The securities registered herein are offered pursuant to an automatic shelf registration statement.

(2)
Estimated pursuant to Rule 457(c), the offering price and registration fee are based on the average of the high and low prices for our common stock on March 23, 2011, as reported on the New York Stock Exchange.

(3)
The registration fee has been transmitted to the SEC in connection with the offering of common stock pursuant to the registration statement No. 333-173125 by means of this prospectus supplement in accordance with Rule 457(r).

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-173125

PROSPECTUS SUPPLEMENT
To Prospectus dated March 28, 2011

50,000,000 Shares

Hertz Global Holdings, Inc.

Common Stock

        This prospectus supplement relates to the shares of common stock of Hertz Global Holdings, Inc., which we refer to in this prospectus supplement as "Hertz Holdings," being sold by the selling stockholders identified in this prospectus supplement. Hertz Holdings will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

        The common stock of Hertz Holdings is listed on the New York Stock Exchange under the symbol HTZ. The last reported sale price of the common stock on the New York Stock Exchange on March 28, 2011 was $16.27 per share.

        Investing in our common stock involves risks. See "Risk Factors" on page S-5 of this prospectus supplement to read about factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        Goldman, Sachs & Co. has agreed to purchase the common stock from the selling stockholders at a price of $15.63 per share, which will result in $781,500,000 of proceeds to the selling stockholders. Goldman, Sachs & Co. may offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over the counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

        Goldman, Sachs & Co. expects to deliver the shares against payment in New York, New York on or about March 31, 2011.

Goldman, Sachs & Co.

Prospectus Supplement dated March 28, 2011.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document has two parts, a prospectus supplement and an accompanying prospectus dated March 28, 2011. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the "Commission," utilizing a "shelf" registration process. Under this shelf registration process, the selling stockholders named in a prospectus supplement over time may offer and sell our common stock in one or more offerings or resales. The accompanying prospectus provides you with a general description of our common stock, which the selling stockholders may offer pursuant to this prospectus supplement. This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of our common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. Any statement that we make in the accompanying prospectus will be modified or superseded by any inconsistent statement made by us in this prospectus supplement.

        The rules of the Commission allow us to incorporate by reference information into this prospectus supplement. This information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission, to the extent incorporated by reference, will automatically update and supersede this information. See "Incorporation by Reference." You should read both this prospectus supplement and the accompanying prospectus together with

S-i

additional information described under the heading "Where You Can Find More Information" before investing in our common stock.

        We have not authorized anyone to give you any information or to make any representations about our common stock or any offers by our selling stockholders other than those contained in this prospectus supplement, the accompanying prospectus, or any free writing prospectus prepared by us or any other information to which we have expressly referred you. If you are given any information or representation about these matters that is not discussed in this prospectus supplement or the accompanying prospectus, you must not rely on that information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

        You should not assume that the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus or any free writing prospectus prepared by us is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless the context otherwise requires, in this prospectus supplement, (i) "Hertz Holdings" means Hertz Global Holdings, Inc., our top-level holding company, (ii) "Hertz" means The Hertz Corporation, our primary operating company and a direct wholly-owned subsidiary of Hertz Investors, Inc., which is wholly-owned by Hertz Holdings, (iii) "we," "us" and "our" mean Hertz Holdings and its consolidated subsidiaries, including Hertz, (iv) "HERC" means Hertz Equipment Rental Corporation, Hertz's wholly-owned equipment rental subsidiary, together with our various other wholly-owned international subsidiaries that conduct our industrial, construction and material handling equipment rental business, (v) "cars" means cars, crossovers and light trucks (including sport utility vehicles and, outside North America, light commercial vehicles), (vi) "program cars" means cars purchased by car rental companies under repurchase or guaranteed depreciation programs with car manufacturers, (vii) "non-program cars" mean cars not purchased under repurchase or guaranteed depreciation programs for which the car rental company is exposed to residual risk and (viii) "equipment" means industrial, construction and material handling equipment.

        Hertz Holdings was incorporated in Delaware in 2005 to serve as the top-level holding company for the consolidated Hertz business. Hertz was incorporated in Delaware in 1967. Hertz is a successor to corporations that have been engaged in the car and truck rental and leasing business since 1918 and the equipment rental business since 1965. Ford Motor Company, "Ford," acquired an ownership interest in Hertz in 1987. Prior to this, Hertz was a subsidiary of UAL Corporation (formerly Allegis Corporation), which acquired Hertz's outstanding capital stock from RCA Corporation in 1985.

        On December 21, 2005, investment funds associated with or designated by:

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  Clayton, Dubilier & Rice, Inc., or "CD&R,"

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  The Carlyle Group, or "Carlyle," and

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  BAML Capital Partners, or "BAMLCP" (formerly known as Merrill Lynch Global Private Equity),

or collectively the "Sponsors," acquired all of Hertz's common stock from Ford Holdings LLC. We refer to the acquisition of all of Hertz's common stock by the Sponsors as the "Acquisition." Following our initial public offering in November 2006 and subsequent offerings in June 2007, May 2009 and June 2009, the Sponsors currently own approximately 51% of the common stock of Hertz Holdings.

        In January 2009, Bank of America Corporation, or "Bank of America," acquired Merrill Lynch & Co., Inc., the parent company of BAMLCP. Accordingly, Bank of America is now an indirect beneficial owner of our common stock held by BAMLCP and certain of its affiliates.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary does not contain all the information that may be important to purchasers of our common stock. You should carefully read the entire prospectus supplement, including the "Risk Factors" section, the accompanying prospectus and other information incorporated by reference in this prospectus supplement before making any investment decision.

Our Company

        We own what we believe is the largest worldwide airport general use car rental brand, operating from approximately 8,500 locations in 146 countries as of December 31, 2010. Our Hertz brand name is one of the most recognized in the world, signifying leadership in quality rental services and products. Hertz operates both corporate and licensee locations in cities and airports in North America, Europe, Latin America, Australia, Asia and New Zealand. In addition, we have licensee locations in cities and airports in Africa and the Middle East. We are the only car rental company that has an extensive network of company-operated rental locations both in the United States and in all major European markets. We believe that we maintain the leading airport car rental brand market share, by overall reported revenues, in the United States and at the 83 major airports in Europe where we have company-operated locations and where data regarding car rental concessionaire activity is available. We believe that we also maintain the second largest market share, by revenues, in the off-airport car rental market in the United States. In our equipment rental business segment, we rent equipment through approximately 320 branches in the United States, Canada, France, Spain, Italy and China, as well as through our international licensees. We and our predecessors have been in the car rental business since 1918 and in the equipment rental business since 1965. We have a diversified revenue base and a highly variable cost structure and are able to dynamically manage fleet capacity, the most significant determinant of our costs. Our revenues have grown at a compound annual growth rate of 4.7% over the last 20 years, with year-over-year growth in 16 of those 20 years.

Our Markets

        We operate in the global car rental industry and in the equipment rental industry.

Worldwide Car Rental

        We believe that the global car rental industry exceeds $35 billion in annual revenues. According to Auto Rental News, car rental revenues in the United States are estimated to be approximately $20 billion for 2010 and grew in 2010 by 2.5%. We believe car rental revenues in Europe account for approximately $15 billion in annual revenues, with the airport portion of the industry comprising approximately 40% of the total. Within Europe, the largest markets are France, Germany, Italy, the United Kingdom and Spain. We believe total rental revenues for the car rental industry in Europe in 2010 were approximately $11.8 billion in nine countries—France, Germany, Italy, the United Kingdom, Spain, The Netherlands, Switzerland, Belgium and Luxembourg—where we have company-operated rental locations and approximately $2.6 billion in eight other countries—Greece, Ireland, Portugal, Sweden, Norway, Denmark, Austria and Finland—where our brand is present through our licensees.

        We estimate that rentals by airline travelers at or near airports, or "airport rentals," accounted for approximately one-half of the total market in the United States in 2010. This portion of the market is significantly influenced by developments in the travel industry and particularly in airline passenger traffic, or "enplanements." We believe domestic enplanements increased in 2010 by approximately 0.4% and are expected to increase by 1.8% in 2011. The International Air Transport Association, or "IATA," projected in December 2010 that annual global enplanements would increase 5.2% in 2011.

        The off-airport portion of the industry has rental volume primarily driven by local business use, leisure travel and the replacement of cars being repaired. Because Europe has generally demonstrated a lower historical reliance on air travel, the European off-airport car rental market is significantly more developed than it is in the United States. However, we believe that in recent years, industry revenues from off-airport car rentals in the United States have grown faster than revenues from airport rentals.

Worldwide Equipment Rental

        We estimate the size of the U.S. equipment rental industry, which is highly fragmented with few national competitors and many regional and local operators, declined to approximately $28 billion in annual revenues for 2010 from approximately $29 billion in 2009, but the part of the rental industry dealing with equipment of the type HERC rents is somewhat smaller than that. We believe that the industry grew at a 1.7% compound annual growth rate between 2000 and 2010. Other market data indicates that the equipment rental industries in France, Spain, Italy and China generate approximately $4.5 billion, $2.5 billion, $2.1 billion and $5.1 billion in annual revenues, respectively, although the portions of those markets in which HERC competes are smaller.

        The equipment rental industry serves a broad range of customers from small local contractors to large industrial national accounts and encompasses a wide range of rental equipment from small tools to heavy earthmoving equipment. We believe U.S. non-residential construction spending decreased at an annual rate of 10% in 2010 but is projected to increase at an annual rate of 4% in 2011. We also believe that rental equipment accounted for approximately 40% of all equipment sold into the U.S. construction industry in 2010, up from approximately 5% in 1993. In addition, we believe that the trend toward rental instead of ownership of equipment in the U.S. construction industry will continue and that as much as 50% of the equipment used in the industry could be rental equipment by 2014.

Recent Developments

        Based on currently available information, we expect worldwide revenues for the first quarter of 2011 to be up about 6% to 7% compared to the first quarter of 2010. We further expect that worldwide car rental revenues for the same period will be about 5% to 6% higher and worldwide equipment rental revenues will be about 11% to 12% above the first quarter of 2010.

        We believe that first quarter 2011 worldwide car rental revenue will be adversely impacted by the number and severity of winter storms in January and February, offset in part by improving rental prices in late February and into March as industry fleets tightened and seasonal demand began to build. We expect double-digit growth in U.S. off-airport total revenue in the first quarter of 2011. Our Advantage car rental business has added five new locations since the beginning of 2011, helping to drive continued revenue expansion and greater penetration of the airport leisure market. Inbound rentals to the U.S. continue strong as a result of our global network. We believe that our rental car exposure to the earthquake-devastated Japanese market is limited to a referral partnership with Toyota that represents less than $50 million in annual revenue.

        Worldwide equipment rental revenue during the first quarter of 2011 is anticipated to be stronger than we previously expected as a result of more robust volumes and improving pricing, especially in the aerial equipment category. We are seeing a strong rebound in the western United States, one of the hardest hit regions for equipment rental, led by new and re-instituted industrial projects. Also, some early signs of non-residential construction jobs starting in California and Florida have been encouraging. While we are hopeful that these fundamentals are sufficient to drive a year-over-year increase in worldwide equipment rental revenue pricing in the first quarter of 2011, we are more confident that with the accelerating recovery in the equipment rental market, we will achieve that milestone in the second quarter of 2011.

        We expect Corporate EBITDA during the first quarter of 2011 to increase about 25% to 35% compared to the first quarter of 2010, and adjusted net loss during the first quarter of 2011 to be in the range of about $22.2 million to $17.3 million, a substantial improvement over our adjusted net loss of $49.3 million in the first quarter of 2010. Profitability is benefitting from higher-than-expected residual values, especially on Japanese used cars as a result of limited new-car inventory. In this regard, we understand that Japanese automakers have substantially reduced production in Japan due to facility damage from the earthquake. The net book value of Japanese vehicles in our worldwide car rental fleet currently represents about 40% of the net book value of our total worldwide car rental fleet, a percentage we believe to be higher than our competitors, which should allow us to benefit more than our competitors from this increase in resale values. We expect to continue to balance our car sales activity between satisfying demand for car rental and opportunistically taking advantage of a strong resale values in the used car market.

        Finally, we believe we are well-positioned in terms of fleet capacity and that we will receive a majority of our spring fleet orders. Also, we can slow down the rotation of our fleet in the event Japanese auto production delays disrupt our fleet requirements. If the Japanese automakers are able to satisfy our existing orders, we believe we can still use the additional fleet to meet expected demand or sell additional vehicles into a strong resale market which should keep our fleet tight through the peak summer season.

        The implications of tighter fleets, increasing rental pricing and all-time high residual values could provide upside for the rest of the year. However, the strength and resiliency of these favorable trends will be more clear in the second quarter.

        The results described above are estimated, preliminary and may change. Because we have not completed our normal quarterly closing and review procedures for the quarter ended March 31, 2011, and subsequent events may occur that require adjustments to these results, there can be no assurance that the final results for the quarter ended March 31, 2011 will not differ materially from these estimates. These estimates should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP.

        Corporate EBITDA is a non-GAAP measure. Management believes that Corporate EBITDA is useful in measuring the comparable results of Hertz Holdings period-over-period. The GAAP measures most directly comparable to Corporate EBITDA are (i) pre-tax income and cash flows from operating activities, (ii) pre-tax income and (iii) net income, respectively. Management believes that adjusted net income is important because it represents our operational performance exclusive of the effects of purchase accounting, non-cash debt charges, one-time charges and items that are not operational in nature or comparable to those of our competitors. The GAAP measure most directly comparable to adjusted net income is income before income taxes. Because of the forward-looking nature of Hertz Holdings' forecasted Corporate EBITDA and adjusted net loss, specific quantifications of the amounts that would be required to reconcile forecasted cash flows from operating activities, pre-tax income, net income and income before taxes are not available. Hertz Holdings believes that there is a degree of volatility with respect to certain of Hertz Holdings' GAAP measures, primarily related to fair value accounting for its financial assets (which includes Hertz Holdings' derivative financial instruments), its income tax reporting and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude Hertz Holdings from providing accurate forecasted GAAP to non-GAAP reconciliations. Based on the above, and the efforts that would be required to provide the relevant reconciliations, Hertz Holdings believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Corporate EBITDA to forecasted cash flows from operating activities, pre-tax income and net income and non-GAAP adjusted net loss to income before income taxes would imply a degree of precision that would be confusing or misleading to investors for the reasons indentified above.

The Offering

Common stock offered by the selling stockholders	50,000,000 shares
Common stock to be outstanding after this offering	413,873,148 shares(1)
Common stock to be owned by the selling stockholders after the offering	159,851,852 shares
Selling stockholders	Investment funds and other entities associated with or designated by CD&R, Carlyle and BAMLCP. For more information, see the section of this prospectus supplement entitled "Selling Stockholders."
Use of proceeds	We will not receive any proceeds from the sale of any shares of our common stock offered by selling stockholders.
Voting rights	Each holder of our common stock is entitled to one vote per share on all matters to be voted on by stockholders.
Dividend policy

We paid no cash dividends on our common stock in 2009 or 2010, and we do not expect to pay dividends on our common stock for the foreseeable future. The agreements governing our indebtedness restrict our ability to pay dividends.

New York Stock Exchange trading symbol	"HTZ"
Risk factors	You should carefully read and consider the information set forth under the section entitled "Risk Factors" beginning on page S-5 of this prospectus before investing in our common stock.

*    *    *    *

(1)
Based on 413,873,148 shares outstanding as of February 28, 2011.

        Hertz Holdings and Hertz are incorporated under the laws of the state of Delaware. Our corporate headquarters are located at 225 Brae Boulevard, Park Ridge, New Jersey 07656. Our telephone number is (201) 307-2000.

RISK FACTORS

        Our business is subject to a number of important risks and uncertainties, some of which are described below. The risks described below, however, are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In such a case, you may lose all or part of your investment in our common stock. You should carefully consider the risks below, together with the other information in or incorporated by reference in this prospectus supplement and any accompanying prospectus prior to investing in our common stock.

Risks Relating to Our Common Stock and This Offering

Investment funds associated with Clayton, Dubilier & Rice, LLC, The Carlyle Group and BAML Capital Partners (formerly Merrill Lynch Global Private Equity) will continue to exercise significant control over our management and policies, and may have interests that differ from yours.

        Investment funds associated with the Sponsors currently beneficially own approximately 51%, in the aggregate, of the outstanding shares of our common stock and, following the completion of this offering, will own approximately 39% of our common stock in the aggregate, without giving effect to the issuance by us of shares of our common stock pursuant to currently vested equity compensation awards with respect to our common stock. We and these funds are parties to a stockholders agreement, pursuant to which the funds have agreed to vote in favor of nominees to our board of directors nominated by the other funds. As a result, the Sponsors currently control us and our board of directors, and will continue to have significant influence over matters requiring stockholder approval and our policy and affairs for so long as the investment funds associated with the Sponsors continue to hold a significant amount of our common stock. There can be no assurance that the interests of the Sponsors will not conflict with those of our other stockholders. The Sponsors have the ability to influence any transaction that requires the approval of our stockholders, including many possible change in control transactions, regardless of whether or not our other stockholders believe that such a transaction is in their own best interests. Additionally, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete with us. One or more of the Sponsors may also pursue acquisition opportunities and other corporate opportunities that may be complementary to our business and as a result, those opportunities may not be available to us. So long as the Sponsors continue to have influence over the election of directors or directly or indirectly own a significant percentage of the outstanding shares of our common stock, even if this percentage is less than 50%, the Sponsors will continue to be able to strongly influence our decisions.

        In addition, we are currently a "controlled company" within the meaning of the rules of the New York Stock Exchange ("NYSE") because the investment funds associated with the Sponsors currently beneficially own over 50% of our outstanding common stock in the aggregate and are parties to the stockholders agreement, and we are therefore not required to comply with certain corporate governance requirements of the NYSE. It is expected that we will cease to be a controlled company within the meaning of the NYSE rules following the completion of this offering. In such event, the stockholders agreement provides that, if required to comply with the NYSE rules, the number of directors that each of these funds is entitled to nominate may be reduced, or the board may be expanded. However, certain other provisions of the stockholders agreement will remain in effect, and we will continue to be subject to the stockholders agreement following the completion of this offering. See the section entitled "Description of Capital Stock—Stockholders Agreement" in the accompanying prospectus for additional information on the stockholders agreement.

This offering will result in a substantial amount of previously unregistered shares of our common stock being registered, which may depress the market price of our common stock.

        The shares of common stock that were sold in our initial public offering, our June 2007 secondary public offering and our May 2009 offering of common stock are freely tradable on the NYSE without restriction or further registration under the Securities Act of 1933, as amended, (the "Securities Act") unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The shares or common stock being sold in this offering were not freely tradable on the NYSE prior to the completion of this offering and the sale by the selling stockholders of the shares of common stock in this offering will increase the number of shares of our common stock eligible to be traded on the NYSE and could depress the market price of our common stock.

Our share price may decline due to the large number of shares eligible for future sale.

        Sales of substantial amounts of our common stock, or the possibility of such sales, may adversely affect the price of our common stock and impede our ability to raise capital through the issuance of equity securities.

        As of February 28, 2011, there were 413,873,148 shares of our common stock outstanding. Of these shares, the 88,235,000 shares of common stock sold in our initial public offering, the 51,750,000 shares of common stock sold in a registered offering in June 2007, the 52,900,000 shares of our common stock sold in a registered offering in May 2009 are, and the 50,000,000 shares of common stock to be sold in this offering will be, freely transferable without restriction or further registration under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In November 2006, May 2008 and August 2010, we filed registration statements under the Securities Act to register the shares of common stock to be issued under our stock incentive plans and, as a result, all shares of common stock acquired upon exercise of stock options and other equity-based awards granted under these plans will also be freely tradable under the Securities Act unless purchased by our affiliates. A total of 32.7 million shares of common stock are reserved for issuance under our stock incentive plans, some of which have been issued as of the date of this prospectus supplement. The remaining shares of common stock outstanding will be restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144 or pursuant to an exemption from registration under Rule 701 under the Securities Act.

        In addition, in May 2009, we issued $474,755,000 in aggregate principal amount of 5.25% Convertible Senior Notes due 2014 (the "Convertible Notes"). The Convertible Notes are currently convertible into shares of our common stock. This conversion right was triggered because the closing price per share of our common stock exceeded $10.77 for at least 20 trading days during the 30 consecutive trading day period ending on December 31, 2010. The Convertible Notes will continue to be convertible until March 31, 2011, and may be convertible thereafter, if one or more of the conversion conditions specified in the related indenture is satisfied during future measurement periods. Any shares of our common stock issued upon conversion of the Convertible Notes will also be freely tradable unless acquired by our affiliates.

        Each of the funds associated with or designated by the Sponsors that currently own shares of our common stock have agreed to a "lock-up," meaning that, subject to certain exceptions, they will not sell any shares without the prior consent of Goldman, Sachs & Co. before May 13, 2011. Following the expiration of this 45-day lock-up period, all of these shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. In addition, the Sponsors have the right under certain circumstances to require that we register their remaining shares for resale. As of March 28, 2011 these registration rights apply to the approximately 160 million shares of our outstanding common stock owned by the investment funds affiliated with or designated by the Sponsors that are not being sold in this offering. See the section entitled "Description of Capital Stock—Registration Rights Agreement" in the accompanying prospectus for a description of the shares of common stock that may be sold into the public market in the future.

Our certificate of incorporation, by-laws and Delaware law may discourage takeovers and business combinations that our stockholders might consider in their best interests.

        A number of provisions in our certificate of incorporation and by-laws, as well as anti-takeover provisions of Delaware law, may have the effect of delaying, deterring, preventing or rendering more difficult a change in control of Hertz Holdings that our stockholders might consider in their best interests. These provisions include:

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  establishment of a classified board of directors, with staggered terms;

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  granting to the board of directors sole power to set the number of directors and to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

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  limitations on the ability of stockholders to remove directors;

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  the ability of our board of directors to designate and issue one or more series of preferred stock without stockholder approval, the terms of which may be determined at the sole discretion of the board of directors;

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  prohibition on stockholders from calling special meetings of stockholders;

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  establishment of advance notice requirements for stockholder proposals and nominations for election to the board of directors at stockholder meetings; and

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  prohibiting our stockholders from acting by written consent if investment funds affiliated with or designated by the Sponsors cease to collectively hold a majority of our outstanding common stock (as will be the case following this offering).

        These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

        Our certificate of incorporation and by-laws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

        See "Description of Capital Stock" in the accompanying prospectus for additional information on the anti-takeover measures applicable to us.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

        Certain statements contained in this prospectus supplement and the documents incorporated herein by reference, including, without limitation, those concerning our liquidity and capital resources, include "forward looking statements" within the meaning of the Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as defined in the U.S. Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. Forward looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will," "may" or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus supplement, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors, including, without limitation, those risks and uncertainties discussed in "Item 1A—Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2010, could affect our actual financial results and could cause actual results to differ materially from those expressed in the forward looking statements. Some important factors include:

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  levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets;

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  significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets, including on our pricing policies or use of incentives;

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  occurrences that disrupt rental activity during our peak periods;

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  our ability to achieve cost savings and efficiencies and realize opportunities to increase productivity and profitability;

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  an increase in our fleet costs as a result of an increase in the cost of new vehicles and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs;

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  our ability to accurately estimate future levels of rental activity and adjust the size of our fleet accordingly;

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  our ability to maintain sufficient liquidity and the availability to us of additional or continued sources of financing for our revenue earning equipment and to refinance our existing indebtedness;

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  safety recalls by the manufacturers of our vehicles and equipment;

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  a major disruption in our communication or centralized information networks;

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  financial instability of the manufacturers of our vehicles and equipment;

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  any impact on us from the actions of our licensees, franchisees, dealers and independent contractors;

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  our ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease);

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  shortages of fuel and increases or volatility in fuel costs;

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  our ability to successfully integrate future acquisitions and complete future dispositions;

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  our ability to maintain favorable brand recognition;

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  costs and risks associated with litigation;

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  risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt and increases in interest rates or in our borrowing margins;

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  our ability to meet the financial and other covenants contained in our Senior Credit Facilities, our outstanding unsecured Senior Notes and certain asset-backed and asset-based arrangements;

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  changes in accounting principles, or their application or interpretation, and our ability to make accurate estimates and the assumptions underlying the estimates, which could have an effect on earnings;

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  changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our operations, the cost thereof or applicable tax rates;

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  changes to our senior management team;

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  the effect of tangible and intangible asset impairment charges;

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  the impact of our derivative instruments, which can be affected by fluctuations in interest rates and commodity prices;

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  our exposure to fluctuations in foreign exchange rates; and

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  other factors discussed in this prospectus supplement and in the documents incorporated by reference herein.

        In light of these risks, uncertainties and assumptions, the forward looking statements contained or incorporated by reference in this prospectus supplement might not prove to be accurate and you should not place undue reliance upon them. All forward looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward looking statements, whether as a result of new information, future events or otherwise.

 USE OF PROCEEDS

        All of the shares of our common stock offered by this prospectus supplement will be sold by the selling stockholders. We will not receive any of the proceeds from the sale of these shares.

PRICE RANGE OF COMMON STOCK

        Our common stock is listed on the New York Stock Exchange under the symbol "HTZ."

        On March 28, 2011, the last quoted price per share of our common stock on the New York Stock Exchange was $16.27. As of February 28, 2011, there were 413,873,148 shares outstanding of our common stock.

        The following table sets forth the high and low sales prices per share of our common stock as reported on the New York Stock Exchange:

	High	Low
2009
First Quarter	$6.27	$1.97
Second Quarter	$9.55	$3.61
Third Quarter	$11.99	$7.72
Fourth Quarter	$12.55	$8.82
2010
First Quarter	$12.25	$9.06
Second Quarter	$15.60	$9.13
Third Quarter	$12.20	$8.36
Fourth Quarter	$14.93	$9.59
2011
First Quarter (through March 28, 2011)	$16.63	$13.58
January	$15.04	$13.58
February	$16.63	$14.23
March (through March 28, 2011)	$16.51	$14.17

 DIVIDEND POLICY

        We paid no cash dividends on our common stock in 2009 or 2010, and we do not expect to pay dividends on our common stock for the foreseeable future. The agreements governing our indebtedness restrict our ability to pay dividends.

SELLING STOCKHOLDERS

        The following table sets forth information as of February 28, 2011 with respect to the beneficial ownership of the common stock of Hertz Holdings by the selling stockholders. The selling stockholders may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended. The selling stockholders are selling all of the shares in this offering.

        The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713.

	Shares Beneficially Owned Before the Offering and After the Offering
Name and Address of Beneficial Owner	Number	Percent Before the Offering*	Shares Offered Hereby	Shares Beneficially Owned After the Offering	Percent After the Offering*
Investment Funds Associated With or Designated By Clayton, Dubilier & Rice, LLC(1)(2)(9)	80,087,749	19.35%	19,082,034	61,005,716	14.74%
Clayton, Dubilier & Rice Fund VII, L.P.	58,376,994	14.11%	13,909,141	44,467,854	10.74%
CDR CCMG Co-Investor L.P.	21,314,510	5.15%	5,078,482	16,236,028	3.92%
CD&R Parallel Fund VII, L.P.	396,245	** %	94,411	301,834	** %
Investment Funds Associated With or Designated By The Carlyle Group(2)(4)(9)	71,287,943	17.22%	16,985,357	54,302,586	13.12%
Carlyle Partners IV, L.P.	61,076,182	14.76%	14,552,261	46,523,921	11.24%
CP IV Coinvestment, L.P.	2,466,663	** %	587,717	1,878,946	** %
CEP II U.S. Investments, L.P.	7,452,823	1.80%	1,775,740	5,677,083	1.37%
CEP II Participations S.àr.l. SICAR	292,275	** %	69,639	222,636	** %
Investment Funds and Other Entities Associated With or Designated By Bank of America, and Its Affiliates(3)(5)(6)(7)(9)	58,555,493	14.15%	13,932,609	44,622,884	10.78%
ML Global Private Equity Fund, L.P.	32,245,010	7.79%	7,657,583	24,587,427	5.94%
Merrill Lynch Ventures L.P. 2001	3,872,549	** %	922,689	2,949,860	**
ML Hertz Co-Investor, L.P.	3,101,137	** %	738,890	2,362,247	**
Merrill Lynch, Pierce, Fenner & Smith Incorporated	20,752	** %	—	20,752	**
CMC-Hertz Partners, L.P.(8)(9)	19,362,745	4.68%	4,613,447	14,749,298	3.56%

*
Based on 413,873,148 shares of common stock outstanding on February 28, 2011.

**
Less than 1%

(1)
Represents shares held by the following group of investment funds associated with or designated by Clayton, Dubilier & Rice, LLC: (i) 58,376,994 shares of common stock held by Clayton, Dubilier & Rice Fund VII, L.P., whose general partner is CD&R Associates VII, Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd.; (ii) 21,314,510 shares of common stock held by CDR CCMG Co-Investor L.P., whose general partner is CDR CCMG Co-Investor GP Limited, whose sole stockholder is Clayton, Dubilier & Rice Fund VII, L.P.; and (iii) 396,245 shares of common stock held by CD&R Parallel Fund VII, L.P., whose general partner is CD&R Parallel Fund Associates VII, Ltd. CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd. are each managed by a three person board of directors, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. Joseph L. Rice, III, Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd., may be deemed to share beneficial ownership of the shares shown as beneficially owned by the funds associated with Clayton, Dubilier & Rice, LLC. Such persons disclaim such beneficial ownership. Does not include 139,345 shares of common stock and 70,050 currently exercisable options to purchase common stock issued to Clayton, Dubilier & Rice, LLC, as assignee of compensation payable to Messrs. Tamke, Sleeper and Wasserman under our Director Compensation Policy.

  Each of CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Investment Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by Clayton, Dubilier & Rice Fund VII, L.P., as well as of the shares held by each of CD&R Parallel Fund VII, L.P., CDR CCMG Co-Investor L.P. and the shares and stock options held by Clayton, Dubilier & Rice, LLC. CDR CCMG Co-Investor GP Limited expressly disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P. and CDR CCMG Co-Investor L.P., and Clayton, Dubilier & Rice, LLC, and of the stock options held by Clayton, Dubilier & Rice, LLC. CD&R Parallel Fund Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., and Clayton, Dubilier & Rice, LLC, and of the stock options held by Clayton, Dubilier & Rice, LLC. Clayton, Dubilier & Rice, LLC expressly disclaims beneficial ownership of the shares held by each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P. and CDR CCMG Co-Investor L.P.
  The address for each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Parallel Fund Associates VII, Ltd. is 1403 Foulk Road, Suite 106, Wilmington, DE 19803. The address for CDR CCMG Co-Investor L.P., CDR CCMG Co-Investor GP Limited and for CD&R Investment Associates VII, Ltd. is c/o M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies. The address for Clayton, Dubilier & Rice, LLC is 375 Park Avenue, 18th Floor, New York, NY 10152.

(2)
Excludes 19,362,745 shares held by CMC-Hertz Partners, L.P., which is affiliated with all three of the Sponsors. Each of the entities associated with Clayton, Dubilier & Rice, LLC and with The Carlyle Group expressly disclaims beneficial ownership of shares held by CMC-Hertz Partners, L.P. See Note 8 below.

(3)
Pursuant to a Form 3 filed by Bank of America with the SEC on January 9, 2009, Bank of America is an indirect beneficial owner of the reported securities. The indirect interest in the reported securities was obtained pursuant to an Agreement and Plan of Merger, dated as of September 15, 2008 whereby a wholly owned subsidiary of Bank of America merged with and into Merrill Lynch. Merrill Lynch is now a wholly owned subsidiary of Bank of America.

(4)
Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P. and CEP II Participations S.àr.l. SICAR, which are collectively referred to herein as the Carlyle Funds, are collectively the holders of record of 71,287,943 shares of the common stock of Hertz Holdings, of which Carlyle Partners IV, L.P. holds 61,076,182 shares; CP IV Coinvestment, L.P. holds 2,466,663 shares; CEP II U.S. Investments, L.P. holds 7,452,823 shares; and CEP II Participations S.àr.l. SICAR holds 292,275 shares. Investment discretion and control over the shares of Hertz Holdings held by Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. is exercised by TCG Holdings, L.L.C. through its indirect subsidiary, TC Group IV, L.P., which is the sole general partner of each of the Carlyle Partners IV, L.P. and CPIV Coinvestment, L.P. TCG Holdings, L.L.C. is the managing member of TC Group, L.L.C. TC Group, L.L.C. is the sole managing member of TC Group IV Managing GP, L.L.C. TC Group IV Managing GP, L.L.C is the sole general partner of TC Group IV, L.P. TCG Holdings, L.L.C. is managed by a three person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein, as the managing members of TCG Holdings, L.L.C., may be deemed to share beneficial ownership of the shares beneficially owned by TCG Holdings, L.L.C. Such persons disclaim such beneficial ownership.

CEP II Managing GP, L.P. is the general partner of CEP II U.S. Investments, L.P. and Carlyle

  Europe Partners II, L.P., which is in turn the sole shareholder of CEP II Participations S.àr.l. SICAR. CEP II Managing GP Holdings, Ltd. is the sole general partner of CEP II Managing GP, L.P. TC Group Cayman Investment Holdings, L.P. is the sole shareholder of CEP II Managing GP Holdings, Ltd. TCG Holdings Cayman II, L.P. is the sole general partner of TC Group Cayman Investment Holdings, L.P. and DBD Cayman Ltd. is the sole general partner of TCG Holdings Cayman II, L.P. The sole shareholder of DBD Cayman, Ltd. is DBD Cayman Holdings, Ltd. Accordingly, each of CEP II Managing GP, L.P., CEP II Managing GP Holdings, Ltd., TC Group Cayman Investment Holdings, L.P., TCG Holdings Cayman II, L.P., DBD Cayman, Ltd. and DBD Cayman Holdings, Ltd. may be deemed to be beneficial owners of the shares of Hertz Holdings held by CEP II Participations S.àr.l. SICAR and CEP II U.S. Investments, L.P.
  DBD Cayman Holdings, Ltd. has investment discretion and dispositive power over the shares of Hertz Holdings' common stock held by CEP II Participations S.àr.l. SICAR and CEP II U.S. Investments, L.P. DBD Cayman Holdings, Ltd. is controlled by its ordinary members, William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein and all action relating to the investment and disposition of the shares of Hertz Holdings' common stock held by CEP II Participations S.àr.l. SICAR and CEP II U.S. Investments, L.P. requires their approval. William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein may be deemed to share beneficial ownership over the shares shown as beneficially owned by CEP II Participations S.àr.l. SICAR and CEP II U.S. Investments, L.P. Such persons disclaim beneficial ownership of these shares.
  The Carlyle Group's address is 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004. The address for each of Carlyle Partners IV, L.P., CP IV Coinvestment, L.P. and CEP II U.S. Investments, L.P. is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505. The address for CEP II Participations S.àr.l. SICAR is c/o The Carlyle Group, 2, avenue Charles de Gaulle, L -1653 Luxembourg, Luxembourg.

(5)
As a result of assignments of certain director compensation by George Bitar, Robert End, J. Travis Hain and Angel Morales (the "Merrill Sponsor Nominees") to entities associated with MLGPE pursuant to the terms of our Director Compensation Policy, certain entities associated with MLGPE hold an aggregate of 59,251 shares of common stock and currently exercisable options to purchase 46,700 shares of common stock. The amount of shares held by ML Global Private Equity Fund, L.P. includes the currently exercisable options to purchase 46,700 shares of common stock..

(6)
Includes 19,362,745 shares of Hertz Holdings' common stock held by CMC-Hertz Partners, L.P., which is affiliated with all three of the Sponsors. See Note 8 below.

(7)
Includes shares held of record by the following group of investment funds associated with or designated by Merrill Lynch & Co., Inc. or their affiliates: (i) 32,245,010 shares of common stock held by ML Global Private Equity Fund, L.P. (including 46,700 currently exercisable director stock options and 59,251 shares of common stock issued to certain entities associated with MLGPE, as assignee of compensation payable to the Merrill Sponsor Nominees under Hertz Holdings' Director Compensation Policy, as described in Note 5 above); (ii) 3,872,549 shares of common stock held by Merrill Lynch Ventures L.P. 2001; (iii) 3,101,137 shares of common stock held by ML Hertz Co-Investor, L.P.; and (iv) 20,752 shares of common stock held by Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Merrill Lynch & Co., Inc., a Delaware corporation, is a wholly owned subsidiary of Bank of America. Merrill Lynch Group, Inc., a Delaware corporation, is a wholly owned subsidiary of Merrill Lynch & Co., Inc. ML Global Private Equity Partners, L.P., a Cayman Islands exempted limited partnership, is a private investment fund, whose general partner is Merrill Lynch GP Inc., a Delaware corporation and wholly owned subsidiary of Merrill Lynch Group, Inc. ML Global Private Equity Fund, L.P., a Cayman Islands exempted limited partnership, is a private investment fund, whose general partner is MLGPE Ltd., a Cayman Islands company and a wholly owned subsidiary of ML Global Private Equity Partners, L.P. Merrill Lynch Ventures L.P. 2001, a Delaware limited partnership, is a private investment fund, whose general partner is Merrill Lynch Ventures, LLC, a Delaware limited liability company and a wholly owned subsidiary of Merrill Lynch Group, Inc. Merrill Lynch Ventures L.P. 2001's decisions regarding the voting or disposition of shares of its portfolio investments (including its investment in Hertz Holdings) are made by the management and investment committee of the board of directors of Merrill Lynch Ventures, LLC. ML Hertz Co-Investor, L.P. is a Delaware limited partnership, whose general partner is ML Hertz Co-Investor GP, L.L.C., a Delaware limited liability company, whose sole managing member is ML Global Private Equity Fund, L.P. Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation, is a wholly owned subsidiary of Merrill Lynch & Co., Inc. Bank of America, a Delaware corporation, is the ultimate parent company of each of the foregoing.
  Merrill Lynch GP Inc., as the sole general partner of ML Global Private Equity Partners, L.P., may be deemed to beneficially own shares of Hertz Holdings' common stock indirectly owned by ML Global Private Equity Partners, L.P. Merrill Lynch GP Inc. disclaims beneficial ownership of such shares. ML Global Private Equity Partners, L.P. may be deemed to beneficially own shares of Hertz Holdings' common stock directly and indirectly owned by ML Global Private Equity Fund, L.P. ML Global Private Equity Partners, L.P. disclaims beneficial ownership of such shares. MLGPE Ltd., as the sole general partner of ML Global Private Equity Fund, L.P., may be deemed to beneficially own the shares of Hertz Holdings' common stock directly and indirectly owned by ML Global Private Equity Fund, L.P. MLGPE Ltd. disclaims beneficial ownership of such shares. The investment committee of ML Global Private Equity Partners, L.P. has decision-making power over the voting and disposition of shares of portfolio investments of ML Global Private Equity Fund, L.P., including ML Global Private Equity Fund, L.P.'s investment in Hertz Holdings. However, the consent of Merrill Lynch GP Inc. is expressly required in connection with any such vote or disposition. Because of its relationship with ML Hertz Co-Investor GP, L.L.C., ML Global Private Equity Fund, L.P. may be deemed to beneficially own the 3,101,137 shares of Hertz Holdings directly owned by ML Hertz Co-Investor, L.P. ML Global Private Equity Fund, L.P. disclaims beneficial ownership of such shares. Merrill Lynch Ventures, LLC, as the sole general partner of Merrill Lynch Ventures L.P. 2001, may be deemed to beneficially own the shares of Hertz Holdings' common stock directly owned by Merrill Lynch Ventures L.P. 2001. Merrill Lynch Ventures, LLC disclaims beneficial ownership of such shares. ML Hertz Co-Investor GP, L.L.C.'s sole managing member is ML Global Private Equity Fund, L.P. It is also the sole general partner of ML Hertz Co-Investor, L.P. and as such may be deemed to beneficially own the shares of Hertz Holdings' common stock directly owned by ML Hertz Co-Investor, L.P. ML Hertz Co-Investor GP, L.L.C. disclaims beneficial ownership of such shares.
  Bank of America, as the ultimate parent company of each of the entities listed in the immediately preceding paragraph, may be deemed to beneficially own the shares of Hertz Holdings' common stock listed in the table. Bank of America disclaims beneficial ownership of such shares. Merrill Lynch & Co., Inc., Merrill Lynch Ventures L.P. 2001, Merrill Lynch Group, Inc., ML Hertz Co-Investor, L.P. and Merrill Lynch, Pierce, Fenner & Smith Incorporated each disclaim beneficial ownership of the shares of Hertz Holdings held by the other entities affiliated with Bank of America described in this footnote.
  The address of ML Global Private Equity Fund, L.P., Merrill Lynch Ventures L.P. 2001, ML Hertz Co-Investor, L.P. and Merrill Lynch, Pierce, Fenner & Smith Incorporated is 767 Fifth Avenue, New York, NY 10153.

(8)
CMC-Hertz Partners, L.P. is affiliated with all three of the Sponsors. The general partner of CMC-Hertz Partners, L.P. is CMC-Hertz General Partner, L.L.C., whose members are Carlyle-Hertz GP, L.P., ML Global Private Equity Fund, L.P. and CD&R Associates VII, L.P. Investment

  decisions on behalf of CMC-Hertz General Partner, L.L.C. are made by majority vote of the Executive Committee, which comprises one representative of each Sponsor; however, until December 21, 2013. ML Global Private Equity Fund, L.P. has the contractual right (subject to various restrictions) to make decisions regarding disposition or voting of the shares beneficially owned by CMC-Hertz Partners, L.P. As a result, beneficial ownership of the shares held by CMC-Hertz Partners, L.P. may be attributed to ML Global Private Equity Fund, L.P., which disclaims beneficial ownership of such shares, as do the entities discussed in Note 8 above who may be deemed to have or share beneficial ownership of any shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own.

(9)
Hertz Holdings is a party to the Stockholders Agreement, among it, the investment funds associated with the Sponsors and CMC-Hertz Partners, L.P. Among other things, Hertz Holdings and each stockholder that is a party to the Stockholders Agreement is required to take all necessary action to cause the Board nominees that the other Sponsors have chosen to be elected, which actions include recommending the nominees of the other Sponsors to our Board for inclusion in the slate of nominees recommended by the Board to stockholders for election. (See "Description of Capital Stock—Stockholders Agreement" in the accompanying prospectus).

UNDERWRITING

        Hertz Holdings, the selling stockholders and Goldman, Sachs & Co. (the "underwriter") have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, the underwriter has agreed to purchase an aggregate of 50,000,000 shares.

        The underwriter is committed to take and pay for all of the shares being offered, if any are taken.

        Goldman, Sachs & Co. may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers. Goldman, Sachs & Co. proposes to offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, Goldman, Sachs & Co. may be deemed to have received compensation in the form of underwriting discounts. Goldman, Sachs & Co. may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from Goldman, Sachs & Co. and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

        The selling stockholders have agreed with the underwriter, subject to certain exceptions, not to dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 45 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co.

        The restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

        Our common stock is listed on the New York Stock Exchange under the symbol "HTZ."

        In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriter in the open market prior to the completion of the offering.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of our stock or may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        The underwriter will not confirm sales to any accounts over which it exercises discretionary authority without the prior written approval of the customer.

        Hertz Holdings will pay all of the expenses of the offering, excluding any underwriting discounts and commissions of the selling stockholders. Hertz Holdings estimates that its total expenses with respect to the offering, excluding underwriting discounts and commissions, will be approximately $500,000.

        Hertz Holdings and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

Conflicts of Interest

        The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates from time to time have provided or in the future may provide various investment and commercial banking and financial advisory services to us and our affiliates and subsidiaries, for which they have received customary fees and commissions, and they expect to provide these services to us and others in the future, for which they expect to receive customary fees and commissions. In addition, affiliates of the underwriter from time to time have acted or in the future may continue to act as agents and lenders to us and our affiliates and subsidiaries under our or their respective credit facilities, for which services they have received or expect to receive customary compensation. In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of Hertz Holdings. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

United Kingdom

        The underwriter has represented and agreed that:

          (a)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Market Act 2000, or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to Hertz Holdings or the selling stockholders; and

          (b)   it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of shares which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

          (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          (b)   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require Hertz Holdings or the selling stockholders to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Hong Kong

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in this prospectus supplement (and the accompanying prospectus) being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case, whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

        Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

        The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and the underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

VALIDITY OF THE SHARES

        The validity of the common stock being offered by this prospectus supplement will be passed upon for us by Jenner & Block LLP. Certain matters with respect to the selling stockholders will be passed upon by Debevoise & Plimpton LLP. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton LLP, is married to Joseph L. Rice, III, who is the Chairman of Clayton Dubilier & Rice, LLC, a manager of several of the investment funds associated with the Sponsors. Certain legal matters will be passed upon for the underwriter by Latham & Watkins LLP.

INCORPORATION BY REFERENCE

        The rules of the Commission allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the Commission, to the extent incorporated into this prospectus supplement, will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Commission on February 25, 2011;

  •
  the portion of our Current Report on Form 8-K filed with the Commission on January 25, 2011 appearing under the caption Item 5.02(b);

  •
  our Current Report on Form 8-K filed with the Commission on January 27, 2011;

  •
  our Current Report on Form 8-K filed with the Commission on March 4, 2011;

  •
  our Current Report on Form 8-K filed with the Commission on March 8, 2011;

  •
  our Current Report on Form 8-K filed with the Commission on March 17, 2011;

  •
  our Current Report on Form 8-K filed with the Commission on March 28, 2011;

  •
  our Proxy Statement on Schedule 14A for our 2010 annual meeting of stockholders filed with the Commission on April 9, 2010;

  •
  description of our common stock and the rights associated with our common stock contained in our registration statement on Form 8-A dated November 8, 2006 (File No. 001-33139) filed with the Commission on November 8, 2006; and

  •
  all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than Current Reports furnished under Items 2.02 and 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K), after the date of this prospectus.

        You should read the information relating to us in this prospectus supplement together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the Commission.

        You can obtain any of the filings incorporated by reference in this prospectus supplement through us or from the Commission through Commission's Internet site or at the address listed above. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You should direct requests for those documents to Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656, Attention: Investor Relations (telephone (201) 307-2100).

PROSPECTUS

Hertz Global Holdings, Inc.
Common Stock

        The selling stockholders to be named in a prospectus supplement may offer and sell shares of the common stock of Hertz Global Holdings, Inc., which we refer to in this prospectus as "Hertz Holdings," from time to time in amounts, at prices and on terms that will be determined at the time of the offering.

        Each time common stock is offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

        You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.

        Investing in our common stock involves risks. See the section entitled "Risk Factors" on page 5 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.

        The common stock of Hertz Holdings is listed on the New York Stock Exchange under the symbol HTZ. The last reported sale price of the common stock on the New York Stock Exchange on March 25, 2011 was $16.29 per share.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 28, 2011.

i

 ABOUT THIS PROSPECTUS

        This prospectus is part of an "automatic shelf" registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the "Commission" as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended, or the "Securities Act," utilizing a "shelf" registration process. Under this shelf registration process, selling stockholders over time may offer and sell our common stock in one or more offerings or resales. This prospectus provides you with a general description of the common stock selling stockholders may offer. Each time selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement and any free writing prospectus may also add to, update, supplement or clarify information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement.

        The rules of the Commission allow us to incorporate information by reference into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. See "Incorporation by Reference." You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find Additional Information."

        We have not authorized anyone to give you any information or to make any representations about our common stock or any offers by our selling stockholders other than those contained in the prospectus, applicable prospectus supplements, or any free writing prospectus prepared by us or any other information to which we have expressly referred you. If you are given any information or representation about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

        You should not assume that the information incorporated by reference or provided in this prospectus or any applicable prospectus supplement or any free writing prospectus prepared by us is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless the context otherwise requires, in this prospectus, (i) "Hertz Holdings" means Hertz Global Holdings, Inc., our top-level holding company, (ii) "Hertz" means The Hertz Corporation, our primary operating company and a direct wholly-owned subsidiary of Hertz Investors, Inc., which is wholly-owned by Hertz Holdings, (iii) "we," "us" and "our" mean Hertz Holdings and its consolidated subsidiaries, including Hertz, (iv) "HERC" means Hertz Equipment Rental Corporation, Hertz's wholly-owned equipment rental subsidiary, together with our various other wholly-owned international subsidiaries that conduct our industrial, construction and material handling equipment rental business, (v) "cars" means cars, crossovers and light trucks (including sport utility vehicles and, outside North America, light commercial vehicles), (vi) "program cars" means cars purchased by car rental companies under repurchase or guaranteed depreciation programs with car manufacturers, (vii) "non-program cars" mean cars not purchased under repurchase or guaranteed depreciation programs for which the car rental company is exposed to residual risk and (viii) "equipment" means industrial, construction and material handling equipment.

        Hertz Holdings was incorporated in Delaware in 2005 to serve as the top-level holding company for the consolidated Hertz business. Hertz was incorporated in Delaware in 1967. Hertz is a successor to corporations that have been engaged in the car and truck rental and leasing business since 1918 and the equipment rental business since 1965. Ford Motor Company, "Ford," acquired an ownership interest in Hertz in 1987. Prior to this, Hertz was a subsidiary of UAL Corporation (formerly Allegis Corporation), which acquired Hertz's outstanding capital stock from RCA Corporation in 1985.

ii

        On December 21, 2005, investment funds associated with or designated by:

  •
  Clayton, Dubilier & Rice, Inc., or "CD&R,"

  •
  The Carlyle Group, or "Carlyle," and

  •
  BAML Capital Partners, or "BAMLCP" (formerly known as Merrill Lynch Global Private Equity),

        or collectively the "Sponsors," acquired all of Hertz's common stock from Ford Holdings LLC. We refer to the acquisition of all of Hertz's common stock by the Sponsors as the "Acquisition." Following our initial public offering in November 2006 and subsequent offerings in June 2007, May 2009 and June 2009, the Sponsors currently own approximately 51% of the common stock of Hertz Holdings.

        In January 2009, Bank of America Corporation, or "Bank of America," acquired Merrill Lynch & Co., Inc., the parent company of BAMLCP. Accordingly, Bank of America is now an indirect beneficial owner of our common stock held by BAMLCP and certain of its affiliates.

iii

PROSPECTUS SUMMARY

        The following summary does not contain all the information that may be important to purchasers of our common stock. You should carefully read the entire prospectus and the financial statements, notes to financial statements and other information incorporated by reference in this prospectus before making any investment decision.

Our Company

        We own what we believe is the largest worldwide airport general use car rental brand, operating from approximately 8,500 locations in 146 countries as of December 31, 2010. Our Hertz brand name is one of the most recognized in the world, signifying leadership in quality rental services and products. Hertz operates both corporate and licensee locations in cities and airports in North America, Europe, Latin America, Australia, Asia and New Zealand. In addition, we have licensee locations in cities and airports in Africa and the Middle East. We are the only car rental company that has an extensive network of company-operated rental locations both in the United States and in all major European markets. We believe that we maintain the leading airport car rental brand market share, by overall reported revenues, in the United States and at the 83 major airports in Europe where we have company-operated locations and where data regarding car rental concessionaire activity is available. We believe that we also maintain the second largest market share, by revenues, in the off-airport car rental market in the United States. In our equipment rental business segment, we rent equipment through approximately 320 branches in the United States, Canada, France, Spain, Italy and China, as well as through our international licensees. We and our predecessors have been in the car rental business since 1918 and in the equipment rental business since 1965. We have a diversified revenue base and a highly variable cost structure and are able to dynamically manage fleet capacity, the most significant determinant of our costs. Our revenues have grown at a compound annual growth rate of 4.7% over the last 20 years, with year-over-year growth in 16 of those 20 years.

Our Markets

        We operate in the global car rental industry and in the equipment rental industry.

Worldwide Car Rental

        We believe that the global car rental industry exceeds $35 billion in annual revenues. According to Auto Rental News, car rental revenues in the United States are estimated to be approximately $20 billion for 2010 and grew in 2010 by 2.5%. We believe car rental revenues in Europe account for approximately $15 billion in annual revenues, with the airport portion of the industry comprising approximately 40% of the total. Within Europe, the largest markets are France, Germany, Italy, the United Kingdom and Spain. We believe total rental revenues for the car rental industry in Europe in 2010 were approximately $11.8 billion in nine countries—France, Germany, Italy, the United Kingdom, Spain, The Netherlands, Switzerland, Belgium and Luxembourg—where we have company-operated rental locations and approximately $2.6 billion in eight other countries—Greece, Ireland, Portugal, Sweden, Norway, Denmark, Austria and Finland—where our brand is present through our licensees.

        We estimate that rentals by airline travelers at or near airports, or "airport rentals," accounted for approximately one-half of the total market in the United States in 2010. This portion of the market is significantly influenced by developments in the travel industry and particularly in airline passenger traffic, or "enplanements." We believe domestic enplanements increased in 2010 by approximately 0.4% and are expected to increase by 1.8% in 2011. The International Air Transport Association, or "IATA," projected in December 2010 that annual global enplanements would increase 5.2% in 2011.

        The off-airport portion of the industry has rental volume primarily driven by local business use, leisure travel and the replacement of cars being repaired. Because Europe has generally demonstrated a lower historical reliance on air travel, the European off-airport car rental market is significantly more developed than it is in the United States. However, we believe that in recent years, industry revenues from off-airport car rentals in the United States have grown faster than revenues from airport rentals.

Worldwide Equipment Rental

        We estimate the size of the U.S. equipment rental industry, which is highly fragmented with few national competitors and many regional and local operators, declined to approximately $28 billion in annual revenues for 2010 from approximately $29 billion in 2009, but the part of the rental industry dealing with equipment of the type HERC rents is somewhat smaller than that. We believe that the industry grew at a 1.7% compound annual growth rate between 2000 and 2010. Other market data indicates that the equipment rental industries in France, Spain, Italy and China generate approximately $4.5 billion, $2.5 billion, $2.1 billion and $5.1 billion in annual revenues, respectively, although the portions of those markets in which HERC competes are smaller.

        The equipment rental industry serves a broad range of customers from small local contractors to large industrial national accounts and encompasses a wide range of rental equipment from small tools to heavy earthmoving equipment. We believe U.S. non-residential construction spending decreased at an annual rate of 10% in 2010 but is projected to increase at an annual rate of 4% in 2011. We also believe that rental equipment accounted for approximately 40% of all equipment sold into the U.S. construction industry in 2010, up from approximately 5% in 1993. In addition, we believe that the trend toward rental instead of ownership of equipment in the U.S. construction industry will continue and that as much as 50% of the equipment used in the industry could be rental equipment by 2014.

*    *    *    *

        Hertz Holdings and Hertz are incorporated under the laws of the state of Delaware. Our corporate headquarters are located at 225 Brae Boulevard, Park Ridge, New Jersey 07656. Our telephone number is (201) 307-2000.

RISK FACTORS

        Investing in our common stock involves substantial risk. You should carefully consider all the information in or incorporated by reference in this prospectus and any accompanying prospectus supplement prior to investing in our common stock. In particular, we urge you to consider carefully the risks and uncertainties discussed in "Item 1A—Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2010, as such risk factors may be updated by our annual, quarterly and current reports that we may file with the SEC after the date of this prospectus and that are incorporated by reference in this prospectus and any accompanying prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

        Certain statements contained in this prospectus and the documents incorporated herein by reference, including, without limitation, those concerning our liquidity and capital resources, include "forward looking statements" within the meaning of the Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as defined in the U.S. Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. Forward looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will," "may" or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors, including, without limitation, those risks and uncertainties discussed in "Item 1A—Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2010, could affect our actual financial results and could cause actual results to differ materially from those expressed in the forward looking statements. Some important factors include:

  •
  levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets;

  •
  significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets, including on our pricing policies or use of incentives;

  •
  occurrences that disrupt rental activity during our peak periods;

  •
  our ability to achieve cost savings and efficiencies and realize opportunities to increase productivity and profitability;

  •
  an increase in our fleet costs as a result of an increase in the cost of new vehicles and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs;

  •
  our ability to accurately estimate future levels of rental activity and adjust the size of our fleet accordingly;

  •
  our ability to maintain sufficient liquidity and the availability to us of additional or continued sources of financing for our revenue earning equipment and to refinance our existing indebtedness;

  •
  safety recalls by the manufacturers of our vehicles and equipment;

  •
  a major disruption in our communication or centralized information networks;

  •
  financial instability of the manufacturers of our vehicles and equipment;

  •
  any impact on us from the actions of our licensees, franchisees, dealers and independent contractors;

  •
  our ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease);

  •
  shortages of fuel and increases or volatility in fuel costs;

  •
  our ability to successfully integrate future acquisitions and complete future dispositions;

  •
  our ability to maintain favorable brand recognition;

  •
  costs and risks associated with litigation;

  •
  risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt and increases in interest rates or in our borrowing margins;

  •
  our ability to meet the financial and other covenants contained in our Senior Credit Facilities, our outstanding unsecured Senior Notes and certain asset-backed and asset-based arrangements;

  •
  changes in accounting principles, or their application or interpretation, and our ability to make accurate estimates and the assumptions underlying the estimates, which could have an effect on earnings;

  •
  changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our operations, the cost thereof or applicable tax rates;

  •
  changes to our senior management team;

  •
  the effect of tangible and intangible asset impairment charges;

  •
  the impact of our derivative instruments, which can be affected by fluctuations in interest rates and commodity prices;

  •
  our exposure to fluctuations in foreign exchange rates; and

  •
  other factors discussed in this prospectus and in the documents incorporated by reference herein.

        In light of these risks, uncertainties and assumptions, the forward looking statements contained or incorporated by reference in this prospectus might not prove to be accurate and you should not place undue reliance upon them. All forward looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of any shares of our common stock offered by any selling stockholder.

PLAN OF DISTRIBUTION

        The selling stockholders may sell the common stock covered by this prospectus from time to time in any of three ways (or in any combination):

  •
  to or through underwriters or dealers;

  •
  directly to one or more purchasers; or

  •
  through agents.

        The selling stockholders may distribute the common stock from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed from time to time;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to the prevailing market prices; or

  •
  at negotiated prices.

        Each time the selling stockholders offer and sell shares of our common stock covered by this prospectus, we will provide a prospectus supplement that will describe the method of distribution and set forth the terms of the offering, including:

  •
  the name or names of the selling stockholders and the amounts to be sold by them;

  •
  the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

  •
  the public offering price of the common stock and the proceeds to the selling stockholders;

  •
  any over-allotment options under which underwriters may purchase additional common stock from the selling stockholders;

  •
  any underwriting discounts or commissions or agency fees and other items constituting underwriters' or agents' compensation;

  •
  terms and conditions of the offering;

  •
  any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or market on which the common stock may be listed.

        Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The selling stockholders may determine the price or other terms of the common stock offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

        Underwriters, dealers or any other third parties described above may offer and sell the offered common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any common stock, the common stock will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions described above. The common stock may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters or dealers. Generally, the underwriters' or dealers' obligations to purchase the common stock will be subject to certain conditions precedent. The underwriters or dealers will be obligated to purchase all of the common stock if they purchase any of the common stock, unless otherwise specified in the prospectus supplement. The selling stockholders may use underwriters with whom we or the selling stockholders have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, naming the underwriter.

        The selling stockholders may sell the common stock through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the common stock and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. The selling stockholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the common stock from the selling stockholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

        Each underwriter, dealer and agent participating in the distribution of any offered securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, offered securities in bearer form in the United States or to United States persons except as otherwise permitted by Treasury Regulations Section 1.163-5(c)(2)(i)(D).

        Agents, dealers and underwriters may be entitled to indemnification by us or by selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        A prospectus supplement may be used for resales from time to time by any holder of our securities that may acquire such shares of common stock upon an in-kind distribution by any existing security holder of all or a portion of such existing security holder's shares to its limited and general partners. Such selling stockholders may include direct and indirect transferees, pledges, donees and successors of the selling stockholders. Further, a prospectus supplement may be used in connection with sales or resales by any general partner of a selling stockholder in connection with sales by such general partner for cash or subsequent transfers by such general partner to its limited partners of their ratable portion of the shares then owned by such general partner, together with resales of such shares by such limited partners.

        Selling stockholders may enter into derivative or other hedging transactions involving the securities with third parties, or sell securities not covered by the prospectus to third parties in privately negotiated transactions. If selling stockholders so indicate in the applicable prospectus supplement, in connection with those derivative transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions, or may lend securities in order to facilitate short sale transactions by others. If so, such third party may use securities pledged by selling stockholders or borrowed from selling stockholders or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from selling stockholders in settlement of those derivative or hedging transactions to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus is a part).

        Selling stockholders may effect sales of securities in connection with forward sale, option or other types of agreements with third parties. Any distribution of securities pursuant to any forward sale agreement may be effected from time to time in one or more transactions that may take place through a stock exchange, including block trades or ordinary broker's transactions, or through broker dealers acting either as principal or agent, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated or fixed prices.

        Selling stockholders may loan or pledge securities to third parties that in turn may sell the securities using this prospectus and the applicable prospectus supplement or, if selling stockholders default in the case of a pledge, may offer and sell the securities from time to time using this prospectus and the applicable prospectus supplement. Such third parties may transfer their short positions to investors in our securities or in connection with a concurrent offering of other securities offered by this prospectus and the applicable prospectus supplement or otherwise.

        Any underwriter may engage in any option to purchase additional securities, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. The option to purchase additional securities involves sales in excess of the offering size, which create a short position. This short sales position may involve either "covered" short sales or "naked" short sales. Covered short sales are short sales made in an amount not greater than the underwriters' option to purchase additional securities option to purchase additional shares in the offering described above. The underwriters may close out any covered short position either by exercising their option to purchase additional securities or by purchasing securities in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the option to purchase additional securities. Naked short sales are short sales in excess of the option to purchase additional securities. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the securities that could adversely affect investors who purchase securities in this offering. Stabilizing transactions permit bids to purchase the underlying security for the purpose of fixing the price of the security so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

        Similar to other purchase transactions, an underwriter's purchase to cover syndicate short sales or to stabilize the market price of our common stock may have the effect of raising or maintaining the market price of our common stock or preventing or mitigating a decline in the market price of our common stock. As a result, the price of the shares of our common stock may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

        In compliance with the guidelines of the Financial Industry Regulatory Authority ("FINRA"), the aggregate maximum discount, commission, agency fees, or other items constituting underwriting compensation to be received by any FINRA member or independent broker dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement; however, we anticipate that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

        If more than 10% of the net proceeds of any offering of securities made under this prospectus will be received by FINRA members participating in the offering or affiliates or associated persons of such FINRA members, the offering will be conducted in accordance with FINRA Rule 5110(h).

        We, the selling stockholders and the underwriters make no representation or prediction as to the effect that the types of transactions described above may have on the price of the shares. If such transactions are commenced, they may be discontinued without notice at any time.

        The specific terms of the lock-up provisions, if any, in respect of any given offering will be described in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

Overview

        The amended and restated certificate of incorporation of Hertz Holdings, which we refer to in this prospectus as our "certificate of incorporation," authorizes 2,000,000,000 shares of common stock, par value $0.01 per share. As of February 28, 2011, we had outstanding 413,873,148 shares of common stock. In addition, our certificate of incorporation authorizes 200,000,000 shares of preferred stock, par value $0.01 per share, none of which has been issued or is outstanding. The following descriptions of our capital stock and provisions of our certificate of incorporation and by-laws are summaries of their material terms and provisions and are qualified by reference to our certificate of incorporation and by-laws, copies of which are filed as exhibits to our registration statement of which this prospectus is a part.

Common Stock

        Each holder of our common stock is entitled to one vote per share on all matters to be voted on by stockholders. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Any director may be removed only for cause, upon the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote for the election of the directors.

        The holders of our common stock are entitled to receive any dividends and other distributions that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of any outstanding preferred stock. Our ability to pay dividends on our common stock is subject to our subsidiaries' ability to pay dividends to us, which is in turn subject to the restrictions set forth in the instruments governing our indebtedness.

        Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are fully paid and non-assessable. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described below.

        Computershare Investor Services LLC is the transfer agent and registrar for our common stock.

        Our common stock is listed on the New York Stock Exchange ("NYSE") under the symbol "HTZ".

Preferred Stock

        Under our certificate of incorporation, our board of directors has the authority, without further vote or action by the stockholders, to issue up to 200,000,000 shares of preferred stock in one or more series and to fix the number of shares of any class or series of preferred stock and to determine its voting powers, designations, preferences or other rights and restrictions. The issuance of preferred stock could adversely affect the rights of holders of common stock. We have no present plan to issue any shares of preferred stock.

Corporate Opportunities

        Our certificate of incorporation provides that our stockholders that are investment funds associated with or designated by the Sponsors have no obligation to offer us an opportunity to participate in business opportunities presented to the Sponsors or their respective officers, directors, agents, members, partners and affiliates even if the opportunity is one that we might reasonably have pursued, and that neither the Sponsors nor their respective officers, directors, agents, members, partners or affiliates will be liable to us or our stockholders for breach of any duty by reason of any such activities unless, in the case of any person who is a director or officer of our company, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as an officer or director of our company. Stockholders will be deemed to have notice of and have consented to this provision of our certificate of incorporation.

Change of Control Related Provisions of Our Certificate of Incorporation and By-Laws and Delaware Law

        A number of provisions in our certificate of incorporation and by-laws and under the Delaware General Corporation Law may make it more difficult to acquire control of us. These provisions may have the effect of discouraging a future takeover attempt not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

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  enhance the likelihood of continuity and stability in the composition of our board of directors;

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  discourage some types of transactions that may involve an actual or threatened change in control of us;

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  discourage certain tactics that may be used in proxy fights;

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  ensure that our board of directors will have sufficient time to act in what the board believes to be in the best interests of us and our stockholders; and

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  encourage persons seeking to acquire control of us to consult first with our board to negotiate the terms of any proposed business combination or offer.

Unissued Shares of Capital Stock

        Common Stock.    The remaining shares of our authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

        Preferred Stock.    Our certificate of incorporation provides that our board of directors has the authority, without any further vote or action by our stockholders, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Classified Board of Directors; Vacancies and Removal of Directors

        Our certificate of incorporation provides that our board of directors is divided into three classes whose members will serve three-year terms expiring in successive years. Any effort to obtain control of our board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure. Our certificate of incorporation provides that directors may be removed only for cause at a meeting of stockholders upon the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote for the election of the director. Vacancies in our board of directors may be filled only by our board of directors. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred (including a vacancy created by increasing the size of the board) and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. Our by-laws provide that the number of directors shall be fixed and increased or decreased from time to time by resolution of the board of directors.

        These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of our board of directors that would effect a change of control.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Calling Stockholder Meetings; Action by Written Consent

        Our by-laws require advance notice for stockholder proposals and nominations for director. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Also, special meetings of the stockholders may only be called by the board of directors.

        In addition, our certificate of incorporation and our by-laws provide that action may be taken by written consent of stockholders only for so long as investment funds affiliated with or designated by the Sponsors collectively hold a majority of our outstanding common stock. If such funds no longer hold a majority of our outstanding common stock, any action taken by the stockholders must be effected at a duly called annual or special meeting, which may be called only by the board of directors. As of the date of this prospectus, the investment funds associated with or designated by the Sponsors hold approximately 51% of our outstanding common stock.

        These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Limitation of Liability of Directors; Indemnification of Directors

        Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law and any amendments to that law.

        The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the Delaware General Corporation Law. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. Our certificate of incorporation does not eliminate our directors' duty of care. The inclusion of this provision in our certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

        Our certificate of incorporation provides that we are required to indemnify and advance expenses to our directors to the fullest extent permitted by law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our by-laws provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest.

        In connection with our initial public offering in November of 2006, we entered into indemnification agreements with each of our directors. The indemnification agreements, as amended, provide the directors with contractual rights to the indemnification and expense advancement rights provided under our by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Supermajority Voting Requirement for Amendment of Certain Provisions of our Certificate of Incorporation and By-Laws

        The provisions of our certificate of incorporation governing, among other things, the removal of directors only for cause, the liability of directors, the elimination of stockholder actions by written consent upon investment funds affiliated with or designated by the Sponsors ceasing to collectively hold a majority of our outstanding common stock and the prohibition on the right of stockholders to call a special meeting may not be amended, altered or repealed unless the amendment is approved by the vote of holders of at least two-thirds of the shares then entitled to vote at an election of directors. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the Delaware General Corporation Law for the repeal or amendment of such provisions of the certificate of incorporation. Certain provisions of our by-laws may be amended with the approval of the vote of holders of at least two-thirds of the shares then entitled to vote. These provisions make it more difficult for any person to remove or amend any provisions that may have an anti-takeover effect.

Delaware Takeover Statute

        We have opted out of Section 203 of the Delaware General Corporation Law, which would have otherwise imposed additional requirements regarding mergers and other business combinations.

Stockholders Agreement

        We are currently a "controlled company" within the meaning of the NYSE rules because investment funds associated with the Sponsors beneficially own over 50% of our outstanding common stock in the aggregate and are parties to the stockholders agreement with us. We are therefore not required to comply with certain corporate governance requirements of the NYSE. Under the stockholders agreement, these funds currently have the right to nominate all of our directors. The director nominees are to include three nominees of CD&R (one of whom shall serve as the Chairman or, if the Chief Executive Officer is the Chairman, the Lead Director), one nominee of Carlyle, one nominee of an affiliate of Carlyle and two nominees of ML Global Private Equity Fund, L.P. (a fund affiliated with BAMLCP), referred to as MLGPE, subject to adjustment in the case that the applicable investment fund sells more than a specified amount of its shareholdings in us, and up to six independent directors. In the event that we cease to be a controlled company, the stockholders agreement provides that if necessary to comply with NYSE rules, the director nominees of the investment funds associated with the Sponsors may be reduced, and additional independent directors will be elected by the board to fill resulting director vacancies, if any. In addition, under the NYSE rules, we will be required to (1) have a majority of independent directors on our board of directors within one year following our ceasing to be a controlled company; (2) create a Nominating and Governance Committee of our board of directors composed entirely of independent directors within one year following our ceasing to be a controlled company; and (3) cause our Compensation Committee to be composed entirely of independent directors within the same time period. In addition, the NYSE transition rules will require us to have at least one independent director on each of our Compensation Committee and Nominating and Governance Committee once we cease to be a controlled company, and a majority of these committees to be comprised of independent directors within 90 days following such event. We expect to amend our by-laws to reflect these changes in committee composition at or before the time when we will be required to comply fully with the NYSE corporate governance rules.

        The stockholders agreement also grants to CD&R, or to our board of directors with the approval of the majority of directors nominated by the investment funds associated with the Sponsors, the right to remove our Chief Executive Officer for so long as we remain a controlled company. Any replacement Chief Executive Officer requires the consent of CD&R as well as the approval of a majority of CD&R, Carlyle and MLGPE's director designees. In the event that we cease to be a controlled company, these funds have agreed under the stockholders' agreement to cause their director nominees to take or omit to take actions consistent with these rights, subject to compliance with such directors' fiduciary duties. The rights described above apply only for so long as the applicable funds maintain certain specified minimum levels of shareholdings. The stockholders agreement also includes tag-along rights, and restrictions on transfers of shares of our common stock owned by the investment funds associated with the Sponsors, in certain circumstances.

        In addition, the stockholders agreement limits the rights of the investment funds associated with the Sponsors that have invested in our common stock and their affiliates, subject to several exceptions, to own, manage, operate or control any of our competitors (as defined in the stockholders agreement). The stockholders agreement may be amended from time to time in the future to eliminate or modify these restrictions without our consent.

Registration Rights Agreement

        We are also party to the Registration Rights Agreement, dated as of December 21, 2005, as amended, with the investment funds associated with the Sponsors, referred to as the registration rights agreement. The registration rights agreement grants to certain of these funds the right to cause us, at our own expense, to use our best efforts to register shares of our common stock held by the investment funds associated with the Sponsors for public resale, subject to certain limitations. The exercise of this right is limited to three requests by the group of funds associated with each Sponsor, except for registrations effected pursuant to Form S-3, which are unlimited, subject to certain limitations, if we are eligible to use Form S-3. In the event we register for sale any of our common stock, these investment funds also have the right to require us to use our best efforts to include shares of our common stock held by them, subject to certain limitations, including as determined by the underwriters. The registration rights agreement also provides for us to indemnify the investment funds associated with the Sponsors and their affiliates in connection with the registration of our securities.

VALIDITY OF THE SHARES

        Unless we state otherwise in the applicable prospectus supplement, the validity of the common stock being offered by this prospectus will be passed upon for us by Jenner & Block LLP.

 EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. With respect to statements in this prospectus about the contents of any contract, agreement or other document, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the document to which it refers.

        In addition, we file reports, proxy statements and other information with the SEC under the Exchange Act (File No. 001-33139). You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us that file electronically with the SEC. The address of the site is http://www.sec.gov. Our website address is http://www.hertz.com. The information on our website is not a part of this registration statement/prospectus.

        You can also inspect reports, proxy statements and other information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

        The rules of the Commission allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission, to the extent incorporated into this prospectus, will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

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  our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Commission on February 25, 2011;

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  the portion of our Current Report on Form 8-K filed with the Commission on January 25, 2011 appearing under the caption Item 5.02(b);

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  our Current Report on Form 8-K filed with the Commission on January 27, 2011;

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  our Current Report on Form 8-K filed with the Commission on March 4, 2011;

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  our Current Report on Form 8-K filed with the Commission on March 8, 2011;

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  our Current Report on Form 8-K filed with the Commission on March 17, 2011;

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  our Proxy Statement on Schedule 14A for our 2010 annual meeting of stockholders filed with the Commission on April 9, 2010;

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  description of our common stock and the rights associated with our common stock contained in our registration statement on Form 8-A dated November 8, 2006 (File No. 001-33139) filed with the Commission on November 8, 2006; and

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  all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than Current Reports furnished under Items 2.02 and 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K), after the date of this prospectus.

        You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the Commission.

        You can obtain any of the filings incorporated by reference in this prospectus through us or from the Commission through Commission's Internet site or at the address listed above. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You should direct requests for those documents to Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656, Attention: Investor Relations (telephone (201) 307-2100).

P R O S P E C T U S

Common Stock

Hertz Global Holdings, Inc.